Exhibit 10.1

(1)	NEMAURA MEDICAL INC. and
(2)	MYSUGARWATCH DUOPACK LIMITED

LICENCE, SUPPLY AND DISTRIBUTION AGREEMENT

1	Definitions	4
2	Interpretation	6
3	Appointment	7
4	Supply of Products, Forecasting & Orders	8
5	Undertakings	9
6	Specifications and Regulatory Matters	10
7	Title, Risk, Shipment, Delivery And Acceptance	11
8	Prices & Payment	13
9	Limitation Of Liability	14
10	Freedom to Contract	14
11	Product Liability And Insurance	14
12	Confidentiality	15
13	Force Majeure	16
14	Duration	16
15	Termination and Rights Upon Termination	17
16	Notices	18
17	Assignment And Other Dealings	18
18	Modification And Waiver	19
19	Severability	19
20	Entire Agreement	19
21	Applicable Law & Venue	19
22	Anti-Bribery Compliance	19
23	Additional General Terms	20
24	expert	20
	Schedule 1 The Products	23
	Part 1 The Sensor Patches Pack Product	23
	Part 2 the sensor assembly device and transmitter (sadt) product	23
	Schedule 2 The Territory	24
	Part 1 Territory A	24
	Part 2 Territory B	24
	Part 3 Territory C	24
	Schedule 3 The Patents	26
	Schedule 4 Cost Price Of Products Pursuant To clause 8.1 And 8.2	27

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Schedule 5 Pharmaceutical Medicines	28
Part 1 PHARMACEUTICAL MEDICINES WITH ANTICIPATED LAUNCH DATES – TERRITORY a	28
Part 2 pharmaceutical medicines with ANTICIPATED launch dates – territory B	30
Schedule 6 MSW Quick Start Guide	32

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THIS AGREEMENT IS MADE THE 17 day of SEPTEMBER 2021

the parties

(1)	NEMAURA MEDICAL INC. incorporated and registered in the state of Nevada, CIR number 0001602078 and whose registered office is located at The Advanced Technology Centre, Oakwood Drive, Loughborough, United Kingdom. LE11 3QF (“Nemaura”) and
(2)	MYSUGARWATCH DUOPACK LIMITED (“MSW”) incorporated and registered in Jersey with company number 137563 whose registered office is at Lande a Geon, Le Veaux Beaumont, St Peter, Jersey, JE3 7EA.

pURPOSE

(A)	Nemaura is engaged in the development, production and licensing of intellectual property rights regarding pharmaceutical products and manufacturing of medical devices, in particular the Products (as defined below).
(B)	Nemaura is engaged in discussions with MSW regarding the licensing, supply and distribution of the Products together in the Territory (as defined below) together with any one of the Pharmaceutical Medicines (as defined below) as a Combination Pack (as defined below). Nemaura and MSW have agreed to enter into this licence, supply and distribution agreement in which Nemaura agrees to appoint MSW as its exclusive licensee for the licence, supply and distribution of the Products together with any one of the Pharmaceutical Medicines as a Combination Pack in the Territory and for the exploitation of Nemaura’s Patents, Apps, Algorithms and Website (each as defined below) in the Territory and MSW agrees to accept the appointments on the terms of this Agreement.

1                 Definitions

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement:

“Agreed Quality” shall have the meaning as defined in clause 7.11.

“Algorithms” means all those medical algorithms developed by the Third Party Developers and forming part of the SADT Product which allows the SADT Product to communicate securely and interpret continuous glucose monitoring data to Smart Reader Devices.

“Approved Facility” means the facility of Nemaura at which Nemaura manufactures the Products as at the Full Launch Date and/or such other manufacturing facility of Nemaura and/or of any of its subcontractors that is approved by Nemaura for the manufacture of the Products from time to time.

“Apps” means all those medical apps developed by the Third Party Developers and forming part of the SADT Product which allows the SADT Product to communicate secure continuous glucose monitoring data to Smart Reader Devices.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in England) when banks in London are open for business.

“Combination Packs” means the Products together with any one of the Pharmaceutical Medicines in combination, as listed in Schedule 5.

“Commencement Date” means the the date of this Agreement.

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“Defect” or “Defective” shall mean the failure of any Product to conform to the Agreed Quality as defined in clause 7.11.

“Defective Claim” shall have the meaning as defined in clause. 7.5.

“Evidenced Cost Price” means the evidenced costs incurred by Nemaura for the manufacture of the Products, including evidenced direct costs of materials, labour and overheads. This will include evidenced 3rd party manufacturing costs where any element of production is outsourced, as well as any evidenced transport costs incurred for shipping materials or finished products and any evidenced associated Duty costs that are incurred where raw materials or finished good parts are stored.

“Expert” has the meaning given in clause 24.1.

“Full Launch Date” means the date of commercial launch of a Combination Pack in the Territory.

“Good Manufacturing Practice” means that degree of skill, care, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled, experienced and reputable manufacturer of consumer products engaged in the same type of undertaking as Nemaura.

“Group” means in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.

“Independent Adviser” shall have the meaning as defined in clause 7.8.

“Intellectual Property Rights” means all patents, Relevant Approvals, apps, algorithms, rights to inventions, copyright and related rights, trade marks and services marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, including all applications for (and rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world, in relation to the Products used as an adjunct to finger prick glucose testing for blood glucose trending; said Products utilising passive diffuson effected by skin poration, in combination with glucose oxidase enzyme based planar electrodes, placed on the skin surface for glucose monitoring.

“Market Value” has the meaning given in clause 14.6.

“MSW Exit Payment” means Market Value.

“Nemaura Technical Support Services” means the technical services provided by Nemaura to MSW which include product training to MSW but does not include product training or support regarding sales or to any third parties or consumers.

“Patient Data” means all that data (whether personal data or personal medical history data or otherwise) collected, stored or processed by MSW from individuals in the Territory using a Combination Pack.

“Patents” means those patents which are listed in Schedule 3, and any future patents filed to support the Products.

“Pharmaceutical Medicines” means the pharmaceutical medicines listed at Schedule 5.

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“Products” means together the Sensor Patches Pack Product and the SADT Product for continuous glucose monitoring.

“Relevant Approval” means a relevant approval for the Products obtained by Nemaura for the sale of the Products as a medical device in any relevant Territory.

“SADT Product” means the sensor assembly device and transmitter described in Part 2 of Schedule 1 of this Agreement incorporating the Apps and the Algorithms for continuous glucose monitoring.

“Sensor Patches Pack Product” means the sensor patches and the pack described in Part 1 of Schedule 1 of this Agreement.

“Sensor Patches” means the sensor patches more particularly described within the Sensor Patches Pack Product.

“Smart Reader Device” means a smart device or stand-alone reader device or android or IOS smartphone or any other device capable of receiving a patient’s data.

“Replacement Shipment” shall have the meaning as defined in clause 7.6.

“Term” means the term of this Agreement, as determined in accordance with clause 14.

“Territory” means Territory A and/or Territory B and/or Territory C.

“Territory A” means those territories set out in Part 1 of Schedule 2.

“Territory B” means those territories set out in Part 2 of Schedule 2.

“Territory C” means those territories set out in Part 3 of Schedule 2.

“Third Party Developers” means any developer appointed by agreement between the parties from time to time.

“Trademarks” means the trademarks to be used by MSW to market the Combination Packs in the Territory.

“Valuer” means any of the London based offices of KPMG, Deloitte, Ernst & Young or PwC as shall be agreed between the parties within 14 days of the first name being proposed by one of them or, in default of agreement, appointed by the President for the Institute of Chartered Accountants in England and Wales on the application of either party.

“VAT” means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax.

“Website” means the website designed by One Limited for Nemaura for the online sale of sugarBEAT.

2                 Interpretation

2.1	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.
2.2	A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.
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2.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
2.4	A reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established.
2.5	Words in the singular shall include the plural and vice versa.
2.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
2.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.
2.8	A reference to “writing” or “written” includes email and documents appended to emails.
2.9	Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

3                 Appointment

3.1	With effect from the Commencement Date and throughout the Term, Nemaura appoints MSW and grants MSW the right to act as its exclusive licensee and distributor to market, promote and distribute the Products which have been manufactured by or on behalf of Nemaura under and in accordance with the Patents and the Relevant Approval in the Territory together with any one of the Pharmaceutical Medicines listed in schedule 5 as a Combination Pack, and subject to the terms of this Agreement.
3.2	With effect from the Commencement Date and throughout the term, Nemaura grants MSW the right to exploit Nemaura’s Patents together with the Apps, the Algorithms and the Website in the Territory and to the extent necessary to give effect to this appointment Nemaura grants to MSW an exclusive, non-assignable, royalty free licence limited to the Territory to exploit the Patents, the Apps, the Algorithms and the Website in connection with the marketing, promotion and distribution of the Products together with any one of the Pharmaceutical Medicines listed in schedule 5 as a Combination Pack in the Territory.

For the avoidance of doubt:

(i)	nothing in this Agreement provides any party with any right, title or interest in respect of any other party’s Intellectual Property Rights (whether in or relating to the Products or otherwise) other than the rights granted to MSW under this clause 3.1 and 3.2;
(ii)	so far as Nemaura is aware, the Patents, the Relevant Approval, the Apps, the Algorithms, the Website and all other Intellectual Property Rights of Nemaura in or relating to the Products, the Relevant Approvals, the Apps, the Algorithms and the Website are valid and the exercise by MSW of the rights granted under clause 3.2 will not infringe the rights of any person; and
(iii)	so far as MSW is aware, the Trademarks and all other Intellectual Property Rights of MSW that it will use in relation to the Combination Packs will be valid and the use by MSW of any of its or any third parties Intellectual Property Rights in relation to the Combination Packs, the Apps, the Algorithms and the Website will not infringe the rights of any person.
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3.3	MSW shall throughout the Term purchase the Products only from Nemaura, and shall not throughout the Term market, distribute, promote or manufacture any products (other than the Products) which provide for the continuous monitoring of blood glucose levels together with a Pharmaceutical Medicine as a Combination Pack.
3.4	MSW shall throughout the Term refrain from making active sales of the Combination Packs to: (i) customers or end users outside the Territory; and/or (ii) to any other persons inside the Territory for onward sale to customers, end users or any other persons outside the Territory. For these purposes, active sales shall be understood to mean actively approaching or soliciting custom, including the following actions: (i) visits; (ii) direct mail; (iii) advertising in media, on the internet or other promotions, where such advertising or promotion is specifically targeted at customers, end users or any other persons outside the Territory; (iv) online advertisements and other such efforts addressed to or to be found specifically by customers, end users or any other persons outside the Territory; and (v) advertising or promotion in any form, or translation of MSW’s website into a language other than an official language of any territory forming part of the Territory, that MSW would not reasonably carry out but for the likelihood that it will reach customers, end users or any other persons outside the Territory.
3.5	Nemaura shall use its reasonable endeavours throughout the Term to monitor and prevent other distributors of the Products outside of the Territory from making direct sales of the Products together with any Pharmaceutical Medicines (as listed in schedule 5), as a combination pack into the Territory themselves or through third parties (in particular pharmaceutical and medical device wholesalers and pharmacy retail owners), including person to person and online sales of the Products together with any Pharmaceutical Medicines (as listed in schedule 5) as a combination pack in the Territory, and where Nemaura becomes aware of any such activity it shall use its reasonable endeavours to ensure that such activity is promptly ceased.
3.6	MSW shall not: (i) represent itself as an agent of Nemaura for any purpose; (ii) pledge Nemaura’s credit; (iii) give any condition or warranty on Nemaura’s behalf; (iv) make any representation on Nemaura’s behalf; (v) commit Nemaura to any contracts; or (vi) otherwise incur any liability for or on behalf of Nemaura.
3.7	Nemaura shall not: (i) represent itself as an agent of MSW for any purpose; (ii) pledge MSW’s credit; (iii) give any condition or warranty on MSW’s behalf; (iv) make any representation on MSW’s behalf; (v) commit MSW to any contracts; or (vi) otherwise incur any liability for or on behalf of MSW.
3.8	MSW shall not, without Nemaura's prior written consent, make any promises or guarantees about the Products beyond those contained in any Relevant Approval.
4	Supply of Products, Forecasting & Orders
4.1	No later than 8 months prior to the Full Launch Date, MSW shall provide Nemaura with a non-binding written forecast of its estimated requirements of the Products for the next 12 forthcoming calendar months and shall update such forecasts on quarterly basis.
4.2	Nemaura undertakes (subject to the parties’ agreement of the applicable price for the Products under clause 8.3) to meet all orders for the Products forwarded to it by MSW in accordance with this Agreement to the extent that the orders do not exceed the corresponding forecast or quarterly updated forecast (as applicable) for the Products given under clause 4.1. MSW shall buy the Products for its own account for resale under this Agreement.
4.3	In the event that MSW’s requirements exceed the corresponding forecast or quarterly updated forecast (as applicable) Nemaura shall, subject to its manufacturing capabilities, use its reasonable endeavours to meet these requirements.
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4.4	The parties agree that, when MSW places an order for the Products with Nemaura, the order shall be subject to the terms of this Agreement and to Nemaura’s standard terms and conditions of sale (to be reviewed and agreed by MSW when available) and provided always that in the event of a conflict between the provision of this Agreement and the provisions of Nemaura’s standard terms and conditions of sale then the provisions of this Agreement shall prevail.
4.5	Quarterly updated forecasts shall be accompanied by a purchase order for the Products.
4.6	MSW’s purchase orders for the Products shall be submitted in writing, and shall include:
4.6.1	the quantity of the Products to be purchased by MSW; and
4.6.2	the requested delivery date(s) of the Products ordered, provided that the delivery date(s) shall be at least 120 days from the date of MSW’s purchase order and Nemaura shall use its reasonable endeavours to meet such delivery date(s).
4.7	Subject to clauses 4.2 and 4.3, Nemaura shall confirm in writing its receipt and acceptance (whether wholly or in part) of MSW’s purchase orders within 10 Business Days from receipt of the relevant purchase order from MSW.
5	Undertakings
5.1	MSW undertakes and agrees with Nemaura that at all times during the Term it will:
5.1.1	use its reasonable endeavours to promote, distribute and sell the Combination Packs in the Territory;
5.1.2	submit written reports at monthly intervals to Nemaura as agreed by the parties, showing details of sales, service stock, outstanding customer orders and orders placed by MSW with Nemaura that are still outstanding, and any other information relating to the performance of its obligations under this Agreement that Nemaura may reasonably require from time to time;
5.1.3	maintain, on its own account, an inventory of the Products at levels which are appropriate and adequate for MSW to meet customer delivery requirements for the Combination Packs throughout the Territory;
5.1.4	insure at its own cost with a reputable insurance company all stocks of the Products as are held by it against all risks which would normally be insured against by a prudent businessman to at least their full replacement value and produce to Nemaura on demand full particulars of that insurance and the receipt for the then current premium; and
5.1.5	be responsible for advertising, promoting and distributing the Combination Packs in the Territory.
5.2	MSW shall give Nemaura written notice as soon as possible of all life-threatening, serious or unexpected adverse events or adverse experience or product reaction reports filed with any regulatory authority in relation to any of the Products and promptly supply Nemaura with copies of these reports.
5.3	Nemaura undertakes and agrees with MSW that at all times during the Term it will provide the Nemaura Technical Support Services to MSW.
5.4	Nemaura will not charge MSW for the provision of the Nemaura Technical Support Services.
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5.5	The Nemaura Technical Support Services shall at all times be provided to a reasonable standard of care and skill and in accordance with good industry practice.
5.6	The parties acknowledge that the Trademarks used by MSW to market, promote and distribute the Combination Packs in the Territory shall be chosen by MSW at its sole discretion and MSW agrees to indemnify Nemaura and MSW (EU) against any infringement actions resulting from the registration and use of MSW trademarks.
5.7	The parties acknowledge and agree that all Patient Data shall belong to and be under the control and ownership of MSW. Nemaura shall have no right or entitlement to access, use or process any such data and information.
5.8	MSW will create and provide the artwork and branding for the Combination Pack packaging including the MySugarWatch quick start guide and owners booklet, branded MySugarWatch website and the branded MySugarWatch app, all such artwork and branding being subject to Nemaura’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) to ensure any regulatory requirements are met.
5.9	MSW will (provided no such design or appearance in any way adversely effects or impacts on the Agreed Quality of the Products) create and provide its own design and the outward appearance of the MSW branded Combination Packs using Nemaura’s sugarBEAT technology platform for continuous glucose monitoring using design studios or agents of its own choosing and at its own expense, with all such designs and outward appearances being subject to Nemaura’s prior written approval to ensure compliance with regulatory protocol, (such approval not to be unreasonably withheld, conditioned or delayed).
6	Specifications and Regulatory Matters
6.1	Nemaura shall ensure that throughout the Term the Products supplied for sale comply with the specifications contained in any Relevant Approval.
6.2	Each party shall at its own expense comply with all laws and regulations relating to its activities under this Agreement, as they may change from time to time, and with any conditions binding on it in any applicable licences, registrations, permits and approvals.
6.3	MSW shall give Nemaura as much advance notice as possible of any prospective or actual changes in laws and regulations applicable to the promotion and marketing of the Combination Packs in the Territory.
6.4	Nemaura shall support MSW by providing all information it is reaasonably able to provide, for the inclusion of the Products within the drug tariff or for reimbursement in the relevant Territory if required. This information will be provided prior to commercial launch in the relevant Territory where reasonably practical. MSW shall be responsible for the submission of the application and for the payment of any fees to the drug tariff authorities or for reimbursement relating to the application.
6.5	MSW warrants to Nemaura that (to the extent not already known by or to Nemaura) it has informed Nemaura of all laws and regulations affecting the manufacture, sale, packaging and labelling of the Products which are in force within the Territory or any part of it (“Local Regulations”) at the Commencement Date. MSW is solely responsible for ensuring Combination Packs comply with the Local Regulations in force at the Commencement Date, as a combination pack. Nemaura warrants that the Products meet all local regualtory guidelines for a Class 2B (in Europe) and Class 3 (in the USA) medical device. Each party shall give to the other party (to the extent not already known by or to the other party) as much advance notice as reasonably possible of any prospective changes in the Local Regulations and, on giving or receiving any such notification (as applicable),
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Nemaura shall, if reasonably possible, use its reasonable endeavours to make such changes to the Products as are required to ensure that the Products comply with such changes in the Local Regulations by the date of implementation of such changes or as soon as is reasonably possible afterwards.

7	Title, Risk, Shipment, Delivery And Acceptance
7.1	For insurance purposes, liability for the Products shall pass to MSW immediately upon receipt of the goods by MSW at its deisgnated delivery address.
7.2	Ownership of and title in the Products shall pass to MSW immediately upon receipt by Nemaura of payment in full and cleared funds from MSW for the Products.
7.3	Nemaura shall deliver the Products to a MSW nominated wholesale warehouse in the Territory as directed by MSW in accordance with DDP as defined in INCOTERMS 2010. The costs for delivery and payment of any duty shall be in addition to the agreed cost of goods. Alternatively MSW may at its discretion choose to arrange collection from Nemaura’s designated manufacture/storage location(s) in the United Kingdom.
7.4	MSW shall perform a routine visual inspection of all delivered Products and release the Combined Products to market in the Territory.
7.5	Any claims with respect hidden or latent Defects in a Product shall be submitted by MSW to Nemaura detailing the Defect in writing within 30 days from the date that MSW becomes aware of the Defect (“Defective Claim”).
7.6	Upon receipt of a Defective Claim, Nemaura shall make best endeavours to replace the Defective Product(s) with the same Product which meets the Agreed Quality as soon as possible, and preferably within 45 business days from receiving a claim in respect of a Defective Product (“Replacement Shipment”).
7.7	Nemaura shall supply all Replacement Shipments at its own expense to the same location(s) as per the original defective shipment.
7.8	In the event the parties dispute whether a Product is Defective, the parties shall endeavour to settle such a dispute amicably and in good faith. In the event that the parties fail to reach an agreement within 4 weeks after deemed delivery of the notice of the Defective Claim to Nemaura, a sample of the Defective Products shall be sent to an independent testing laboratory, as agreed by the parties, (“Independent Adviser”) for independent determination. The decision of the independent testing laboratory shall be binding on both parties. Any cost resulting from such tests shall be borne by the party with whom the results of such tests proved to be incorrect.
7.9	If the Independent Adviser concludes that the Product(s) are Defective, Nemaura shall at MSW’s option either provide a Replacement Shipment or reimburse MSW, within 30 days of receiving the decision of the Independent Adviser, the full price paid by MSW for the Defective Products. MSW shall, at Nemaura’s expense and option, either return the Defective Products to Nemaura or destroy the Defective Products.
7.10	In the event that the Independent Adviser concludes that the Product(s) are not Defective MSW shall pay for the cost of any Replacement Shipment, if any was provided, within 30 days of receiving the decision of the Independent Adviser.
7.11	Nemaura warrants and represents that:
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7.11.1	the Products have been manufactured and packed only in an Approved Facility and in accordance with the requisite directives governing the manufacture, storage and distribution of medical devices;
7.11.2	the Products shall at the time of delivery and throughout their respective shelf-lives comply with the requirements of the specification referred to in clause 6.1 and with any approved labelling and packaging requirements, the certificate of analysis and all applicable laws and regulations in force from time to time; and
7.11.3	the Products shall at the time of delivery and throughout their respective shelf-lives be of good and saleable quality,

herein collectively referred to as the “Agreed Quality”.

7.12           Nemaura shall at its cost: (i) conduct ongoing post registration stability studies in accordance with applicable laws and regulations; and (ii) use its reasonable endeavours to conduct ongoing post registration stability studies each year as may be further required by the then current medical device directives and guidelines and/or from time to time on or in relation to the Products, including continuing stability studies which may be specifically requested for MSW production batches during the period of manufacture. Nemaura shall provide the result of these studies to MSW on request and the studies must be able to demonstrate that the Products meet the Agreed Quality standards. The studies will endeavour to provide at least 2 years’ worth of stability data or, if the Agreement has been in force less than 2 years, the total available stability data from the Commencement Date to the date of the request by MSW.

7.13           Nemaura shall at its cost conduct all routine product quality reviews for the Products required by applicable laws and regulations and provide MSW with such reports for use for purposes of this Agreement.

7.14           Nemaura shall provide MSW together with each shipment of Products with a certificate of product conformance demonstrating conformance with the product release specification.

7.15           Either Party shall advise the other Party promptly as soon as it becomes aware that a Product may have any deficiencies or may cause or have caused any deaths, personal injuries or health risks.

7.16           Nemaura shall not deliver Products which are not manufactured at an Approved Facility.

7.17	During the Term MSW is entitled upon reasonable prior written notice and with reasonable frequency to visit Nemaura and carry out reasonable audits at any Approved Facility of Nemaura and/or any of its subcontractors, provided that Nemaura cannot guarantee such access for such purposes to any Approved Facility of any of Nemaura’s subcontractors and in any such circumstances shall use its reasonable endeavours to afford MSW such access as is reasonably possible to such Approved Facility, to verify Nemaura’s compliance with this Agreement. Such visits shall be arranged during normal working hours within 4 weeks from the date of MSW’s notice. For the purposes of any such audit, Nemaura undertakes to co-operate in good faith with MSW and provide MSW with such information and documentation relating to the Products and the manufacture thereof, which MSW may reasonably request, subject to such audit not being refused by Nemaura’s contract manufacturers, and subject to confidentiality obligations that may be imposed by Nemaura’s contract manufacturers, in particular where the contract manufacturer is manufacturing mutliple products for multiple parties within the same facility.
7.18	Should MSW (as a result of any audit carried out pursuant to clause 7.17) reasonably determine that an Approved Facility does not meet quality requirements set forth in applicable laws and regulations, MSW shall be entitled to serve a written notice on Nemaura and Nemaura shall as soon as reasonably possible from the date
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of the said notice rectify the issues identified by MSW and ensure that the quality requirements are met and continue thereafter to be achieved.

8	Prices & Payment
8.1	Subject to clause 8.3, the price to be paid by MSW to Nemaura for the Sensor Patches Packs is to be calculated as set out in Schedule 4.
8.2	Subject to clause 8.3, the price to be paid by MSW to Nemaura for the SADT’s will be Evidenced Cost Price.
8.3	The prices for the Products may be reviewed:
8.3.1	on each anniversary from Full Launch Date by Nemaura and MSW when they shall meet in good faith to discuss price reviews and the prices(s) of the Products may be varied on the agreement of Nemaura and MSW (such agreement not to be unreasonably withheld, conditioned or delayed); or
8.3.2	if any applicable laws and/or regulations is or are passed which has or have (or is likely to have) the effect of decreasing the ultimate drug tariff or pharmaceutical brand price of the Combination Product whether purchased by the relevant health authority in the Territory or private individuals or clinics, in which case Nemaura and MSW shall meet in good faith to discuss the impact of such laws and/or regulations on the price of the Products and the price(s) of the Products may be varied on the agreement of Nemaura and MSW (such agreement not to be unreasonably withheld, conditioned or delayed).

Where Nemaura and MSW agree a change to the price of the Products as permitted in accordance with this clause 8.4, the price shall be reviewed with a pricing transparency mechanism using evidenced cost prices. When the parties agree to a revised price this shall be documented in writing and the revised price shall commenced from the date agreed by the parties. Where no agreement is reached between the parties, the price of the Peoducts shall remain as it was until such time as the matter is resolved by an Expert in accordance with clause 24, at which point depending upon what the Expert decides in terms of price revision(s) (if any) and the date from such revision(s) should have taken effect) such price revisions(s) shall be deemed to have applied from such date and appropriate reimbursement shall be promptly made by the relevant party to the other party in accordance with the Expert’s determination and this clause 8.

8.4	MSW shall pay the full amount invoiced to it by Nemaura in GBP Sterling within 30 days of the month end in which the invoice is dated and the Products delivered.
8.5	All sums payable under this Agreement, or otherwise payable by any party to any other party under this Agreement are exclusive of any VAT chargeable on the supplies for which such sums (or any part of them) are the whole or part of the consideration for VAT purposes.
8.6	If a party fails to make any payment due to the other party under this Agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 4% per annum above The Bank of England’s base rate from time to time. In relation to payments disputed in good faith, interest under this clause 8.6 is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date until payment.
8.7	Invoiced evidence of Evidenced Cost Price for SADT and for delivery costs of the Sensor Patches shall be provided by Nemaura quarterly commencing from the placing of the first purchase order for Products pursuant to this Agreement.
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9                 Limitation Of Liability

9.1	Nothing in this Agreement shall limit or exclude any party’s liability for:
9.1.1	death or personal injury caused by its negligence, or the negligence of its employees, agents or subcontractors (as applicable);
9.1.2	fraud or fraudulent misrepresentation; and
9.1.3	any matter in respect of which it would be unlawful to exclude or restrict liability.
9.2	Subject to clause 9.1:
9.2.1	no party shall under any circumstances be liable to the other party, whether in contract, tort (including negligence), breach of statutory duty or otherwise, for any indirect or consequential loss or damage (including loss of profits, business, contracts, revenue, goodwill, reputation and/or anticipated savings); and
9.2.2	each party’s total liability to the other party in respect of any direct loss and/or damage arising under or in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty or otherwise, shall be limited to the actual proceeds received by the liable party under its relevant insurance policy or policies in respect of the liability in question.

10              Freedom to Contract

10.1	The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement, including the right, power and authority for Nemaura to appoint MSW and grant MSW the right to act as its exclusive distributor under clause 3.1.
11	Product Liability And Insurance
11.1	Nemaura shall indemnify and keep MSW indemnified against any and all damages, losses, costs, expenses and liability incurred by MSW in respect of damage to property, death or personal injury arising from any fault or defect in the Products for which Nemaura is liable and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability (“Nemaura Relevant Claim”), except to the extent the liability arises as a result of the action or omission of MSW.
11.2	MSW shall, as soon as it becomes aware of a matter which may result in a Nemaura Relevant Claim:
11.2.1	give Nemaura written notice of the details of the matter;
11.2.2	give Nemaura access to and allow copies to be taken of any materials, records or documents as Nemaura may require to take action under clause 11.2.3;
11.2.3	allow Nemaura the exclusive conduct of any proceedings and take any action that Nemaura requires to defend or resist the matter, including using professional advisers nominated by Nemaura; and
11.2.4	not admit liability or settle the matter without Nemaura's written consent.
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11.3	During the Term, Nemaura shall maintain product liability insurance with a reputable insurer of no less than £1 million for any one occurrence and no less than £10 million in total in any one year (or such other amounts as shall be agreed between the parties having regard to the recommendations of Nemaura’s insurance brokers) for any and all liability (however arising) for a claim that the Products are faulty or defective. Nemaura shall provide a copy of the insurance policy and proof of payment of the current premium to MSW on request.
11.4	MSW shall indemnify and keep Nemaura indemnified against any and all damages, losses, costs, expenses and liability incurred by Nemaura in respect of damage to property, death or personal injury arising from any fault or defect in the Combination Packs for which MSW is liable and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability (“MSW Relevant Claim”), except to the extent the liability arises as a result of the action or omission of Nemaura.
11.5	Nemaura shall, as soon as it becomes aware of a matter which may result in a MSW Relevant Claim:
11.5.1	give MSW written notice of the details of the matter;
11.5.2	give MSW access to and allow copies to be taken of any materials, records or documents as Nemaura may require to take action under clause 11.5.3;
11.5.3	allow MSW the exclusive conduct of any proceedings and take any action that MSW requires to defend or resist the matter, including using professional advisers nominated by MSW; and
11.5.4	not admit liability or settle the matter without MSW’s written consent.
11.6	During the Term, MSW shall maintain product liability insurance with a reputable insurer of no less than £1 million for any one occurrence and no less than £10 million in total in any one year for any and all liability (however arising) for a claim that the Combination Packs are faulty or defective. MSW shall provide a copy of the insurance policy and proof of payment of the current premium to MSW on request.
11.7	MSW undertakes to maintain appropriate, up-to-date and accurate records to enable the immediate recall of any Combination Packs or batches of Combination Packs from the retail or wholesale markets. These records shall include records of deliveries to customers (including batch numbers, delivery date, name and address of customer, telephone number, fax number and email address).
11.8	MSW shall, at Nemaura's cost, give any assistance that Nemaura shall reasonably require to recall, as a matter of urgency, Products from the retail or wholesale market.

12              Confidentiality

12.1	Each party undertakes that it shall not at any time during this Agreement and for a period of 4 years after termination of this Agreement, disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party except for mandatory disclosures required by the Securities and Exchanges Commission, and as provided by clause 12.2.
12.2	Each party may disclose the other party's confidential information:
12.2.1	to those of its employees, officers, representatives or advisers who need to know such information for the purpose of carrying out the party's obligations under this Agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party's confidential information comply with this clause 12; and
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12.2.2	as may be required by law, court order or any governmental or regulatory authority.
12.3	No party shall use any other party's confidential information for any purpose other than to perform its obligations under this Agreement.

13              Force Majeure

13.1	“Force Majeure Event” means any circumstance not within a party's reasonable control including, without limitation:
13.1.1	acts of God, flood, fire, explosion, drought, earthquake or other natural disaster;
13.1.2	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
13.1.3	collapse of buildings, fire, explosion or accident;
13.1.4	interruption or failure of utility service; and
13.1.5	13.1.5 a regulatory affairs issue.
13.2	If a party is prevent, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event (“Affected Party”), the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations. The time for performance of such obligations shall be extended accordingly and the parties shall meet in good faith to discuss and identify alternative sources of manufacture of the Products and shall recommence all obligations under this Agreement at the first possible opportunity.
13.3	If following good faith discussions it becomes apparent that in relation to a particular territory or territories forming part of the Territory it will not be practical or possible to recommence all obligations under this Agreement within a reasonable period of time, then either party may terminate this Agreement in relation only to the territory or territories affected by service of three month’s written notice. Service of notice by either party pursuant to this clause 13.3 shall not trigger an entitlement to an Exit Payment pursuant to the provisions of clause 14.
14	Duration
14.1	This Agreement takes effect on the Commencement Date and, subject to earlier termination where permitted by the terms of this Agreement, shall continue for an initial term of 10 years from the Full Launch Date (“Initial Term”).
14.2	Either Nemaura or MSW can serve a notice (being at least 12 months in duration) during the Initial Term to terminate this Agreement at the end of the Initial Term. The effect of this notice is to ensure the Agreement does not automatically continue beyond its Initial Term.
14.3	If a notice to terminate the Agreement is not served in accordance with clause 14.2 then the Agreement shall automatically continue after the Initial Term until terminated by either party giving at least 12 months' prior written notice.
14.4	Where this Agreement is terminated by Nemaura on notice in accordance with clause 14.2 or 14.3, the parties agree that Nemaura shall pay on demand to MSW a sum equal to the MSW Exit Payment. The parties confirm
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that the MSW Exit Payment represents a genuine pre-estimate of MSW’s losses as a result of such termination. This clause shall not apply to a termination by Nemaura pursuant to clause 15.1.1.

14.5	Nothing in this Agreement is intended to breach any legislation or guidance in relation to EU competition law, specifically the Competition Act 1998 and the Treaty on the Functioning of the European Union Articles 101 and 102.
14.6	For the purposes of this clause 14 and for the purpose of establishing MSW Exit Payment, Market Value shall be the open market value of the business carried out by MSW under this Agreement at the date of termination of a notice served under clause 14.2 or 14.3 (“Termination Date”) such value to be agreed between the parties within 30 days of Termination Date (or such longer period as the parties shall agree) or in default of such agreement within the relevant time period shall be the value reported by the Valuers as being their written opinion of the open market value of the licence, supply and distribution venture business carried out by MSW under this Agreement as at the Termination Date.
14.7	If instructed to report on their opinion of Market Value under clause 14.6 then the Valuers shall:
14.7.1	act as expert and not as arbitrator and their written determination shall (save in the case of manifest error) be final and binding on the parties; and
14.7.2	assume a transaction between a willing purchaser and willing sellers.
14.8	The Valuers’ fees for reporting on their opinion of Market Value shall be in their award.
15	Termination and Rights Upon Termination
15.1	Without affecting any other rights that it may be entitled to, either Nemaura or MSW may give notice in writing to the other terminating this Agreement immediately if:
15.1.1	the other party commits a material breach of any term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days of being notified in writing to do so; or
15.1.2	an order is made or a resolution is passed for the dissolution or winding-up of the other party or an order is made for the appointment of an administrator to manage the affairs, business and property of the other party or such an administrator is appointed or documents are filed with the court for the appointment of an administrator or notice of intention to appoint an administrator is given by the other party or its trustees, officers, directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986), or a receiver and/or manager or administrative receiver is appointed in respect of all or any of the other party’s assets or undertaking or circumstances arise which entitle the court or a creditor to appoint a receiver and/or manager or administrative receiver or which entitle the court to make a winding-up or bankruptcy order or the other party takes or suffers any similar or analogous action in consequence of debt.
15.2	Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement shall remain in full force and effect.
15.3	Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.
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16	Notices
16.1	Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:
16.1.1	delivered by hand or
16.1.2	by pre-paid first-class post (or airmail where the address is outside of the UK) or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case).
16.2	Any notice shall be deemed to have been received:
16.2.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;
16.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; or
16.2.3	if sent by airmail, at 9.00 a.m. on the fifth Business Day after posting or at the time recorded by the delivery service.
16.3	This clause 16 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

17              Assignment And Other Dealings

17.1	This Agreement is personal to the parties and neither Nemaura or MSW shall (without the prior written consent of the other parties) assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement.
17.2	The consent of a party to the assignment or transfer by the other party of its rights and obligations under this Agreement shall not be unreasonably withheld or delayed in circumstances where:
17.2.1	the assignment or transfer is to a bona fides purchaser of that party’s rights under this Agreement; and
17.2.2	the other party has been given 20 Business Days notice of first refusal to acquire that party’s rights under this Agreement at the price to be paid by the proposed purchaser and otherwise on the terms agreed with the proposed purchaser and the other party has not within such 20 Business Days period confirmed its intention to proceed with the acquisition of rights within a further period not to exceed 20 Business Days; and
17.2.3	that party and/or the proposed purchaser is able to demonstrate to the reasonable satisfaction of the other party the ability of the proposed purchaser to comply with all of that party’s obligations under this Agreement; and
17.2.4	the proposed purchaser is not a direct competitor of the other party in any market in which the other party may operate at the time of the proposed assignment or transfer.
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18              Modification And Waiver

18.1	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.
18.2	No amendment or variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

19              Severability

19.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible (or is not capable of modification because it is prohibited by UK or EU Competition Law) the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 19.1 shall not affect the validity and enforceability of the rest of this Agreement.
19.2	If one party gives notice to the other of the possibility that any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

20              Entire Agreement

20.1	This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
20.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

21              Applicable Law & Venue

21.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
21.2	Subject to clause 7.8, clause 8.3, clause 14.6 and clause, each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
22	Anti-Bribery Compliance
22.1	Both parties shall:
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22.1.1	comply with all applicable laws, statutes, regulations relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010; and
22.1.2	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK.

23              Additional General Terms

23.1	A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
23.2	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.
23.3	Each party confirms it is acting on its own behalf and not for the benefit of any other person.
23.4	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
24	expert
24.1	Where Nemaura and MSW disagree on the amount of the applicable price for the Products under clause 8.3, this dispute shall be referred to the Expert for determination. The Expert shall be an accountant with at least 10 years professional qualification experience and in particular with experience resolving valuation disputes of this nature. If the parties are unable to agree on an Expert or the terms of his appointment within seven days of either party serving details of a suggested expert on the other, either party shall then be entitled to request that the President of the Institute of Chartered Accountants of England & Wales appoint an Expert accountant of repute with experience resolving valuation disputes of this nature (“Expert”).
24.2	The Expert is required to prepare a written decision including reasons and give notice (including a copy) of the decision to the parties within a maximum of 3 months of the matter being referred to the Expert.
24.3	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause 24 then:
24.3.1	either party may apply to the Institute of Chartered Accountants of England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and
24.3.2	this clause 24 shall apply to the new Expert as if he were the first Expert appointed.
24.4	All matters under this clause 24 must be conducted, and the Expert's decision shall be written, in the English language.
24.5	Nemaura and MSW are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.
24.6	To the extent not provided for by this clause 24, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate including
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(to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

24.7	Nemaura and MSW shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel and/or things as the other party may reasonably require to make a submission under this clause 24.
24.8	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the applicable price for the Products under clause 8.3 which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him and/or his terms of reference. The Expert's written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.
24.9	Nemaura and MSW shall bear its own costs in relation to the reference to the Expert.
24.10	All matters concerning the process and result of the determination by the Expert shall be kept confidential among Nemaura and MSW and the Expert.

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SIGNED by DR D F CHOWDHURY for and on behalf of NEMAURA MEDICAL INC.	) )
/s/ Dr D F Chowdhury DR D F CHOWDHURY

SIGNED by DR DALLAS JOHN BURSTON for and on behalf of MYSUGARWATCH DUOPACK LIMITED	) ) )
/s/ Dr Dallas John Burston DR DALLAS JOHN BURSTON

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